                               Facility Agreement

     This Facility Agreement ("Agreement"), entered into this 15th day of June,
2006 ("Effective Date"), confirms the understanding, reached between Kinder
Morgan Inc., a Kansas corporation, whose address is 370 Van Gordon Street,
Lakewood, Colorado 80228 ("KMI") and NEDAK, LLC, a Nebraska limited liability company, whose address is 87590 Hillcrest Road, Atkinson, NE 68713 ("Customer"),
concerning the construction of the facilities associated with the provision by
KMI of firm distribution transportation service to Customer's Ethanol Plant facilities at Atkinson, Nebraska, which plant facilities are depicted on
Appendix "B" ("Customer's Ethanol Plant"). KMI agrees to construct certain facilities required to provide Customer with such distribution transportation service for Customer's Ethanol Plant from and after September 15, 2007, subject to Customer paying to KMI the Facility Payment as provided for in Paragraph 1(B)
below, subject to events of Force Majeure, and subject to the receipt of all required regulatory authorizations or approvals. Service as requested will be provided by KMI, subject to the following terms and conditions:

     1. (A) A condition precedent to the construction of facilities and initiation of service by KMI and a continuing condition to the provision of service is the receipt and acceptance by KMI of evidence that Customer is credit worthy. Customer shall promptly provide evidence of credit worthiness to KMI, as may be requested from time to time, including but not limited to: (1) audited financial statements, (2) bank references, (3) trade references and payment history and (4) other evidence of credit worthiness acceptable to KMI, which may require the advance pre-payment by Customer of three (3) months of transportation charges and fees under the Negotiated Rate Agreement and
Distribution Transportation Agreement identified below. Customer also acknowledges that reaffirmation of credit worthiness may be required from time to time and that, in addition to any other remedies; KMI may terminate this
Agreement, the Negotiated Rate Agreement and the Distribution Transportation
Agreement, if Customer fails to reaffirm credit worthiness. Should Customer tender to KMI a pre-payment of three (3) months of the transportation charges and fees under the Negotiated Rate Agreement and Distribution Transportation
Agreement, then KMI would not be allowed to terminate the aforementioned agreements for failure to affirm credit worthiness during the period of the pre-payment(s).

     (B) Customer shall have until October 1, 2006 to make the required Facility
Payment to KMI as reimbursement to KMI for the full cost of the KMI Facilities
(the "Facility Payment"). As of the Effective Date the amount of the Facility
Payment is Nine Hundred Eighteen Thousand, Five Hundred Twenty-six and No/100
Dollars ($918,526.00), which amount shall remain fixed until close of business for KMI on August 1, 2006. The $918,526 amount of the Facility Payment shall remain at that amount until close of business for KMI on August 1, 2006. In the event Customer does not make the Facility Payment in the amount of $918,526 on or before close of business for KMI on August 1, 2006, then KMI shall have the right to increase the amount of the required Facility Payment to adjust for
KMI's anticipated increased cost of the KMI Facilities, in which event KMI shall provide notice to Customer of the adjusted amount of the Facility Payment.
Customer shall then have until close of business for KMI on October 1, 2006 to pay to KMI the adjusted amount of the Facility Payment. KMI shall have no obligation to commence the construction of the KMI Facilities, or provide the distribution transportation service to Customer until such time that Customer pays to KMI the required

amount of the Facility Payment. In the event Customer does not make payment of the required amount of the Facility Payment on or before close of business for
KMI on October 1, 2006, then this Agreement shall terminate and be of no further force or effect.

     (C) Contemporaneous with the execution of this Agreement, Customer and KMI shall also enter into and execute the separate Negotiated Rate Agreement for
Distribution Transportation Service ("Negotiated Rate Agreement") and
Transportation Service Agreement on Transporter's Distribution System
("Distribution Transportation Agreement"), which will set forth the terms and conditions, including but not limited to service type, receipt points, delivery points, minimum and maximum quantity, initial term, rate per therm, and other requirements governing the provision of firm distribution transportation service by KMI to Customer's Ethanol Plant. The form of the Negotiated Rate Agreement and Distribution Transportation Agreement are as provided for in Appendices "C"
and "D".

     2. (A) The Customer shall install and place into service, or cause to be installed and placed into service, and Customer shall own and have the sole responsibility to maintain and operate the requisite pipeline and other equipment and facilities to take receipt of the gas at the Delivery Point and deliver the gas to Customer's Ethanol Plant ("Customer's Private Service Line").

     (B) Customer shall release, defend, indemnify and hold harmless KMI, its directors, officers, employees, agents, or accredited representatives from any and all loss, damage, injury, expense, liability and claim from any cause from or in connection with the escape or explosion of natural gas or with the construction, maintenance or operation of lines, regulators, or equipment of or maintained or operated by Customer or on behalf of Customer by third parties;
including, but not limited to Customer's Ethanol Plant or Customer's Private
Service Line, downstream of the Delivery Point.

     3. Customer agrees to use due care to prevent any waste of gas and to immediately notify KMI of any leak in, or escape of gas from Customer's Private
Service Line.

     4. Customer acknowledges and agrees that it has full knowledge and expertise in the operation of Customer's Ethanol Plant and Customer's Private
Service Line and realizes the need for safe handling and utilization of natural gas at Customer's Ethanol Plant or through Customer's Private Service Line.

     5. KMI, its officers, agents, employees or representatives, shall at all reasonable hours have free access to the premises of Customer for the purpose of reading meters, stopping leaks and examining pipes, connections and fittings of
KMI's pipeline, equipment and facilities, including, but not limited to the KMI
Facilities, and the use made of the gas by Customer at Customer's Ethanol Plant.

     6. Customer shall operate Customer's Private Service Line so that Customer will keep the natural gas pressure within Customer's Private Service Line as low as possible. Under no circumstances will the pressure exceed 100 psig into
Customer's Private Service Line or 30 psig of pressure on Customer's piping inside of buildings, including but not limited to Customer's

Ethanol Plant.

     7. Before service can be offered, a shut-in pressure test at one hundred and fifty percent (150%) of design pressure for a minimum of 12 hours shall be conducted on Customer's Private Service Line and the results shall be satisfactory to KMI. The shut-in test of Customer's Private Service Line shall be conducted by KMI, and thereafter any subsequent shut-in pressure test if not actually conducted by KMI as above shall be witnessed by a representative of
KMI.

     8. Customer shall not make installations nor authorize others to make installations at Customer's Ethanol Plant or on Customer's Private Service Line
affecting the delivery, receipt, movement or use of natural gas, which do not comply with the requirements of all applicable codes and standards, including the Department of Transportation ("DOT") Part 192 regulations, requirements imposed by the State of Nebraska on the plant and facilities of Customer and those requirements of the natural gas industry in the State of Nebraska applicable to the Customer's Ethanol Plant or Customer's Private Service Line.

     9. In the event Customer should be in breach of any of the terms and conditions of this Agreement or the Negotiated Rate Agreement or the
Distribution Transportation Agreement, then KMI shall notify Customer of such breach, and Customer shall have thirty (30) days in which to cure the breach, and should Customer fail to cure the breach within the 30-day period, then in addition to whatever other rights or remedies KMI may be entitled to under applicable law or other provisions of this Agreement, KMI shall have the right to suspend gas service to Customer until Customer cures the breach and is in full compliance with the terms and conditions of this Agreement, the Negotiated
Rate Agreement and the Distribution Transportation Agreement. Notwithstanding
the foregoing notice requirement, in the event there occurs any action or inaction on the part of Customer that in KMI's reasonable judgment presents a safety hazard or emergency that could cause injury to persons or property or death, then KMI shall have the right to immediately suspend or interrupt service to the Customer's Ethanol Plant as reasonably necessary to address the safety hazard or emergency.

     10. This Agreement shall be for a term commencing as of the Effective Date and continue for a term contemporaneous with the terms of the Negotiated Rate
Agreement and Distribution Transportation Agreement. Provided, however, in the event Customer has not paid to KMI the required amount of the Facility Payment on or before October 1, 2006, as required by Paragraph 1(B) above, then this
Agreement shall terminate and be of no further force and effect.

     11. (A) Customer has requested that KMI construct a pipeline and related measurement equipment to serve Customer's Ethanol Plant in the N1/2 of Section
4, Township 29 North, Range 14 West, Holt County, Nebraska (the "KMI
Facilities"). KMI shall construct, install, and own the KMI Facilities that include all piping and equipment necessary to deliver gas to the Delivery Point, including, but not limited to, piping, meters, valves, regulators, relief valves, and electronic flow measurement equipment. KMI will be responsible for obtaining all permits, right-of-way, and easements required for the construction and installation of the KMI Facilities.

     (B) As of the Effective Date, KMI estimates that the costs for construction and installation

of the KMI Facilities will not exceed Nine Hundred Eighteen Thousand, Five
Hundred Twenty-Six and No/100 Dollars ($918,526.00), which estimated amount will remain fixed until close of business for KMI on August 1, 2006 ("Facility
Cost"). Thereafter, KMI reserves the right to increase the estimated amount of the Facility Cost to adjust for KMI's anticipated increased cost of the KMI
Facilities. Customer shall be obligated to pay to KMI the required amount of the
Facility Cost for the KMI Facilities by making to KMI the Facility Payment as provided for in Paragraph 1 (B) above. KMI's Facility Cost are understood and agreed to include but are not limited to the costs of materials, payroll expenses, third party costs of construction, gas loss, conversion costs, equipment costs, standard overhead charges, and all other costs necessary to install the KMI Facilities. The Delivery Point to Customer's Ethanol Plant will be at the outlet side of KMI's gas metering station serving Customer's Ethanol
Plant (the "Delivery Point") and such Delivery Point shall be constructed at a mutually agreeable location adjacent to Customer's Ethanol Plant. KMI shall cathodically insulate all KMI Facilities from Customer's facilities.

     (C) Customer understands, acknowledges and agrees that the recovery of the
Facility Cost for the cost of the KMI Facilities through the payment by Customer to KMI of the required amount of the Facility Payment, as hereinafter provided for, is a material consideration for KMI entering into this Agreement, the
Negotiated Rate Agreement and the Distribution Transportation Agreement and
obligating itself to place into service the KMI Facilities and to provide natural gas service to Customer's Ethanol Plant. In the event the actual costs of the KMI Facilities exceeds the estimated Facility Cost, then Customer shall have no liability for the costs beyond the payment to KMI of the required amount of the Facility Payment, and in the event the actual costs are less the estimated Facility Cost, then KMI shall have no obligation to refund any amounts to Customer.

     (D) In addition to the Facility Payment, Customer shall be obligated to pay to KMI all other charges applicable to the distribution transportation services in accordance with the Negotiated Rate Agreement and Distribution Transportation
Agreement.

   (E) KMI commits to making all capacity on the KMI Facilities available to
Customer to serve Customer's Ethanol Plant in accordance with the Negotiated
Rate Agreement and Distribution Transportation Agreement, up to a maximum daily delivery quantity of 37,000 therms per day, to be delivered to KMI at reasonably uniform rates of flow, during the primary terms of the Negotiated Rate Agreement and the Distribution Transportation Agreement. KMI shall have the right to offer transportation or other service to third parties utilizing the KMI Facilities as long as such use does not impair service to Customer's Ethanol Plant.

     12. Customer agrees to provide the necessary right-of-way, easements and access thereto for the pipeline, regulating and measurement facilities as may be required to be located on Customer's property, including, but not limited to the
KMI Facilities, at no cost to KMI.

     13. This Agreement, the Negotiated Rate Agreement and the Distribution
Transportation Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof. Any written or oral agreements, negotiations, conversations, representations or discussions heretofore existing between the parties hereto shall be of no force or effect with respect to the subject matter hereof unless incorporated herein by a writing signed by both parties. This Agreement may not be amended or modified, nor may any right hereunder be waived, except by a written agreement signed by the party against whom the same is sought to be enforced. Any term or provision of this
Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     14. This Agreement will be governed in accordance with the laws of the
State of Nebraska. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.
Neither party shall assign this Agreement, the Negotiated Rate Agreement or the
Distribution Transportation Agreement in whole nor in part, without the express prior written approval of the other party, which approval shall not be unreasonably withheld.

     15. Customer agrees not to sell or transfer Customer's Ethanol Plant, or sell or transfer its corporate stock or other equity interest to a third party
(including affiliates) without assigning its obligations under this Agreement
(including, but not limited to the obligation to make KMI whole for the Facility
Costs through the payment of the Facility Payment) to the new buyer. Customer agrees to give KMI reasonable advance written notice of any such proposed sale or transfer. The failure of Customer to comply with the provisions of this paragraph shall amount to a material breach of this Agreement, shall be grounds for KMI to terminate this Agreement, the Negotiated Rate Agreement, the
Distribution Transportation Agreement and for KMI to seek injunctive relief to enjoin or set aside any proposed or completed sale or transfer until Customer shall have complied with the provisions of this paragraph, which shall be in addition to whatever other rights or remedies available to KMI for breach of this Agreement by Customer.

     16. This Agreement cancels all previous Facility Agreements between KMI and
Customer as it concerns the service contemplated herein.

     17. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     18. Appendix "A" Definitions; Appendix "B" schematic depicting the
Customer's Ethanol Plant, and the KMI Facilities; Appendix "C" form of
Negotiated Rate Agreement; and Appendix "D" form of Distribution Transportation
Agreement attached hereto and by this reference are incorporated and made a part of this Agreement.

     19. This Agreement was drafted by both of the parties.

     20. Any notice, request, demand, statement, invoice or payment provided for in this Agreement or any notice which a party may desire to give to the other shall be in writing and will be considered as duly delivered as of the date of transmittal if mailed by ordinary mail (postage prepaid), sent by facsimile
(with confirmation), wired or courier expressed to the

other party at the following address or telephone numbers:

KMI:                                            Customer:
Kinder Morgan, Inc.                         NEDAK, LLC
Mailing Address:                            Mailing Address;
P.O. Box 281304                             PO Box
Lakewood, Colorado 80228-8304               Atkinson, Ne 68713

Street Address:                             Street Address:
370 Van Gordon Street                       87590 Hillcrest Road
Lakewood, Colorado 80228                    Atkinson, Ne 68713

Telephone & Fax No.:                Telephone & Fax No.:
303-989-1740 (T)                    402-925-6670 (T)
303-763-3114 (F)

Attn:    Daniel E. Watson                   Attn:   Jeff Leiswell
         President,
         Retail Operations                          NEDAK, LLC

21. Force Majeure.

     (A) For purposes of this Agreement, the term "Force Majeure" shall mean any acts of God, wars, blockades, insurrections, riots, epidemics, lightning, earthquakes, fires, storms, floods, high water washouts, arrests, restraints of government and people, civil disturbances, explosions, the occurrence of any spill or release requiring response action and any regulatory, civil or criminal action with respect thereto, strikes, work stoppages, acts of public enemy, sabotage, material shortages, difficulties in obtaining materials through regular channels of supply, governmental controls (including price and allocation controls), regulations or actions, embargoes or, without limitation, any other causes or contingencies (whether or not of the same nature as those hereinbefore specified) beyond the reasonable control of the party claiming
Force Majeure, provided the party prevented or hindered from performing gives prompt notice to the other party and takes all reasonable actions within its power to remove the basis for nonperformance (including securing alternative supply sources) and after doing so resumes performance as soon as possible.

     (B) In the event a party is rendered unable, wholly or in part, by Force
Majeure to carry out its obligations under this Agreement (other than any obligation to make payment of any amount when due and payable hereunder, including but not limited to Customer's

obligation to make payment of the amount of the required Facility Payment), it is agreed that on the party giving notice and reasonably full particulars of such Force Majeure in writing to the other party within a reasonable time after the occurrence of the cause relied on, then the obligation of the party so claiming Force Majeure, so far as it is affected by such Force Majeure, shall be suspended during the continuance of any condition or event of Force Majeure, but for no longer period, and such condition or event shall so far as possible be remedied with all reasonable dispatch.

     (C) It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the affected party, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the reasonably exercised discretion of the affected party.

Now, therefore, if the foregoing represents our agreement and is acceptable to
Customer, please so indicate by signing the originals, returning one original to the undersigned while retaining one original for your records.

   "KMI"
   Kinder Morgan Inc.

   By    /s/ Daniel E. Watson
     -------------------------------

   Name: Daniel E. Watson
   Title: President, Retail

Agreed to and Accepted this 6th day of July, 2006.

   "Customer"
   NEDAK, LLC

   By:   /s/ Jeff Lieswald
      ------------------------------

   Name: Jeff Lieswald
        ----------------------------

   Title:  Board Member
         ---------------------------

                                  APPENDIX "A"
                              TO FACILITY AGREEMENT
                                     BETWEEN
                               KINDER MORGAN INC.
                                       AND
                                   NEDAK, LLC

                                   DEFINTIONS

     "Agreement" shall mean the Facility Agreement, dated June 15, 2006, entered into between KMI and Customer.

     "Btu" shall mean British Thermal Unit, which is the amount of energy required to increase the temperature of one (1) pound of water one (1) degree
Fahrenheit at fifty-nine (59) degrees Fahrenheit.

     "Cubic feet of gas" shall mean the amount of gas necessary to fill a cubic foot of space when the gas is at a temperature of sixty (60) degrees Fahrenheit and under an absolute pressure of fourteen and seventy-three hundredths (14.73)
pounds per square inch.

     "Negotiated Rate Agreement" shall mean the Negotiated Rate Agreement for
Distribution Transportation Service, dated June 15, 2006, to be entered into between KMI and Customer contemporaneous with this Agreement.

     "Distribution Transportation Agreement" shall mean the Transportation
Service Agreement on Transporter's Distribution System, dated June 15, 2006, entered into between KMI and Customer contemporaneous with this Agreement.

     "DOT" shall mean the Department of Transportation.

     "Effective Date" shall mean the date specified in the first paragraph of the Agreement.

     "Facility Cost" shall mean the costs incurred by KMI to construct and place into service the KMI Facilities in accordance with Paragraph 11 of the
Agreement.

     "Primary Term" shall mean the period commencing as of the Effective Date of the Agreement and continuing contemporaneous with the terms of the Negotiated
Rate Agreement and Distribution Transportation Agreement unless terminated earlier as provided for in Paragraph 10 of this Facility Agreement.

     "KMI" shall mean Kinder Morgan, Inc.

     "KMI Facilities" shall mean the approximately 4.5 miles of pipeline and related measurement equipment to be constructed by KMI to serve Customer's
Ethanol Plant, which pipeline will connect with the Kinder Morgan Retail Line.
The KMI Facilities are also depicted on Appendix "B".

     "Mcf" shall mean one thousand (1000) cubic feet of gas.

     "MMBtu" shall mean one million (1,000,000) Btu's of gas.

     "Facility Payment" shall mean the required amount that Customer is obligated to pay to KMI on or before close of business for KMI on September 1,
2006, which amount remains fixed until close of business for KMI on July 1, 2006 and thereafter may be increased by KMI to adjust for KMI's anticipated increased cost of the KMI Facilities as provided for in Paragraph 1 (B) of the Facility
Agreement. As of the Effective Date of this Facility Agreement the required amount of the Facility Payment is $918,526.

     "Customer" shall mean NEDAK, LLC.

     "Customers' Ethanol Plant" shall mean the plant, facilities, equipment and real property comprising the ethanol plant constructed or to be constructed by
Customer at or near Atkinson, Nebraska in the vicinity of the N1/2of Section 4,
Township 29 North, Range 14 West, Holt County, Nebraska.

     "Customer' Private Service Line" shall mean the pipeline to be constructed by Customer, at its cost, to take the receipt of gas at and from the Delivery
Point and move the gas to the Customer Ethanol Plant, in accordance with
Paragraph 2 A of the Agreement. The Customer Private Service Line is also depicted on Appendix "B".

     "Delivery Point" shall mean the outlet side of KMI's gas regulator station serving the Customer Ethanol Plant near Atkinson, Nebraska.

     "Therm" shall mean 100,000 Btus.

                                  APPENDIX "B"
                              TO FACILITY AGREEMENT
                                     BETWEEN
                               KINDER MORGAN INC.
                                       AND
                                   NEDAK, LLC

  Schematic depicting the Customer's Ethanol Plant, Customer's Private Service
                          Line and the KMI Facilities

                                  APPENDIX "C"
                              TO FACILITY AGREEMENT
                                     BETWEEN
                               KINDER MORGAN INC.
                                       AND
                                   NEDAK, LLC

             Form of Negotiated Rate Agreement consisting of 3 pages

                                  APPENDIX "D"
                              TO FACILITY AGREEMENT
                                     BETWEEN
                               KINDER MORGAN INC.
                                       AND
                                   NEDAK, LLC

      Form of Distribution Transportation Agreement consisting of 15 pages